                                          Registration Statement No. 33-55537
                                             Filed Pursuant to Rule 424(b)(3)

                        MICHAELS STORES, INC.

       SUPPLEMENT DATED DECEMBER 6, 1995 TO PROSPECTUS DATED
                          SEPTEMBER 21, 1994

     With respect to the resale prospectus covering 901,066 shares of Common Stock of Michaels Stores, Inc. (the "Company") filed with the Form S-3 Registration Statement No. 33-55537:

     On December 5, 1995, the closing price of the Common Stock on The Nasdaq National Market was $16.625.

     The section entitled "Selling Stockholders" in this Prospectus is hereby amended by adding the following disclosure as part of the Selling Stockholder table on page four of this Prospectus with such disclosure (i) replacing the existing references in such table to those Selling Stockholders previously appearing in this Prospectus and
(ii) adding references to those Selling Stockholders not previously appearing in this Prospectus. Such disclosure (i) reflects a distribution of a portion of the Escrowed Shares (as defined in this Prospectus) to the former capital stockholders of Leewards listed in this Supplement and (ii) sets forth information as of December 6, 1995, concerning the indicated Selling Stockholders, who do not have, nor within the past three years have had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below.


                                         Shares Beneficially Owned     Common Stock      Shares Beneficially Owned
                                           Prior to the Offering        Offered for         After the Offering
                                         -------------------------        Selling        -------------------------
                                                                       Stockholders'
Name of Beneficial Owner                    Number    Percent(1)          Account          Number       Percent(1)
------------------------                    ------    ---------        -------------     -------------------------
Alan Altschuler                              9,169        *                 5,169          4,000            *
Stephen J. Berman(2)                         6,128        *                 4,300          1,828            *
David E. Bolen(2)(3)                        26,713        *                26,613            100            *
Jon H. Browne(2)                               393        *                   393             0             *
The Teachers' Retirement System of the      10,330        *               219,357             0             *
 State of Illinois(4)
Frontenac Venture V Limited                  7,115        *               151,097             0             *
 Partnership(4)
GIPEN & Co.                                  1,056        *                 1,056             0             *
Alan L. and Myriam G. Magdovitz              5,300        *                 4,880            420            *
MONY Life Insurance Company of America         352        *                   352             0             *
The Mutual Life Insurance Company of
 New York                                    4,460        *                 4,460             0             *
John A. Popple(2)                            3,230        *                19,696             0             *
Prudential-Bache Capital Partners I.,        2,663        *                 2,663             0             *
 L.P.
Prudential-Bache Capital Partners II,       31,442        *                31,442             0             *
 L.P.
The Prudential Insurance Company of        278,458       1.3              278,458             0             *
 America
John E. Welsh, III                           5,300        *                 4,880            420            *
                                           -------       ---              -------          -----           ---
  Total                                    392,109       1.8              754,816          6,768            *


*Indicates shares held are less than 1% of class.
_________________

(1) Percentage based on the Company's Common Stock outstanding as of December 6, 1995.

(2)  This Selling Stockholder is a former director and/or officer of Leewards.
(3)  Mr. Bolen is an Executive Vice President of the Company.
(4) This Selling Stockholder, along with others as noted in this Selling Stockholder Table, formerly held a contractual right to designate a majority of the members of Leeward's Board of Directors.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 6, 1995.

   THIS PROSPECTUS WAS PREVIOUSLY SUPPLEMENTED BY PROSPECTUS SUPPLEMENTS DATED
     OCTOBER 24, 1994, NOVEMBER 8, 1994 AND FEBRUARY 9, 1995, RESPECTIVELY.